Michael A. Littman
Attorney at Law
7609 Ralston Road
Arvada, CO 80002
303-422-8127 * 303-431-1567 fax

December 16, 2013

Mr. Nikolay Titov, President
Adaiah Distribution, Inc.
190 Krymskaya Street
Anapa, Russian Federation 353440

Re: S-1 Registration Statement for common shares of Adaiah Distribution, Inc.

Gentlemen:

At your request, I have examined Registration Statement which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of

(a) 2,000,000 shares of Adaiah Distribution, Inc., a Nevada corporation.

You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, and the corporate action of the Company, and we have made such other investigation as I have deemed appropriate. I have examined and relied upon certificates of public officials and officers of the Company as to certain matters of fact that are material to my opinion. In rendering my opinion I have assumed the genuineness and authenticity of signatures on the documents we have examined and the conformity to authentic original documents of all documents submitted to us as copies thereof. I have not verified any of these assumptions.

Based upon the foregoing, the Company's existence is valid and legal pursuant to Nevada State Law. Further, based upon and subject to the foregoing, it is my opinion that the Shares to be issued, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and non-assessable and that the shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and non-assessable when issued.

I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving my consent, I do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

This opinion covers only matters of Nevada law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Sincerely,

Michael A. Littman